SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

BELL INDUSTRIES

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1960 East Grand Avenue
El Segundo, California 90245-4608

Dear Shareholder:

      This year’s Annual Meeting of Shareholders will be held on Wednesday, May 28, 2003, at 11:00 A.M., at the Bell Recreational Products Group Distribution Center, 580 Yankee Doodle Road, Eagan, Minnesota. Management hopes that you will come to the meeting and give us an opportunity to meet you and discuss any questions you may have.

      The formal notice of meeting and the Proxy Statement follow. The only formal action to be taken at the meeting is the election of the Board of Directors for the ensuing year. I urge you to review the Proxy Statement carefully and, at your earliest convenience, sign, date and mail the enclosed proxy card so that your shares will be represented at the meeting. A prepaid return envelope is provided for this purpose.

Sincerely yours,

TRACY A. EDWARDS
Chairman, President
and Chief Executive Officer

April 18, 2003

BELL INDUSTRIES, INC.

1960 East Grand Avenue
El Segundo, California 90245-4608

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 28, 2003

       The Annual Meeting of Shareholders of Bell Industries, Inc., a California corporation, will be held at the Bell Recreational Products Group Distribution Center, 580 Yankee Doodle Road, Eagan, Minnesota, on Wednesday, May 28, 2003, at 11:00 A.M.

      The purpose of the meeting is to elect five directors to hold office until the next Annual Meeting of Shareholders and thereafter until their successors are elected and to transact any other business that may properly come before the meeting or any adjournments thereof.

      The Board of Directors has fixed the close of business on Monday, April 14, 2003, as the record date for the determination of shareholders entitled to receive notice of, and to vote at, said meeting and any adjournment or adjournments thereof.

By order of the Board of Directors

JOHN J. COST
Secretary

April 18, 2003

      Your vote is important. If you do not expect to attend the Annual Meeting of Shareholders, or if you do plan to attend and wish to vote by Proxy, please date, sign and promptly return the enclosed proxy card, for which a return, stamped envelope is provided. Your prompt return of the proxy card will help the Company avoid the additional expense of further solicitation to assure a quorum at the meeting.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

OF BELL INDUSTRIES, INC.
MAY 28, 2003

INTRODUCTION

      This Proxy Statement is being mailed on or about April 18, 2003, to shareholders of Bell Industries, Inc. (the “Company”) in connection with the solicitation of Proxies by the Company’s Board of Directors (the “Board”) for use at the Company’s Annual Meeting of Shareholders to be held on May 28, 2003, or any adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. Expenses relating to the proxy statement, the proxy and the solicitation thereof will be paid by the Company.

      The persons named in the accompanying proxy have advised the Company that they intend to vote the proxies received by them in their discretion for as many director nominees as the votes represented by such proxies are entitled to elect (see “Election of Directors”). Any shareholder may revoke his or her proxy at any time prior to its use by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date.

      Only shareholders of record at the close of business on Monday, April 14, 2003, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof. At such record date, there were outstanding and entitled to vote approximately 8,366,700 shares of common stock. Each of the foregoing shares is entitled to one vote on all matters other than the election of directors. In connection with the election of directors, each shareholder is entitled to cumulate votes.

      A quorum must be present to take any action on a voting matter at the meeting. The presence in person or represented by proxy of the persons entitled to vote a majority of the shares constitutes a quorum. For purposes of determining the number of shares present in person or represented by proxy on voting matters, all votes cast “for,” “against” or “abstain” are included, as well as all “broker non-votes,” which occur when brokers or other nominees are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions.

      The affirmative vote of a majority of the shares represented and voting at the meeting at which a quorum is present, together with the affirmative vote of at least a majority of the required quorum shall be required to approve a voting matter. Only shares voted “for” or “against” are treated as shares represented and voting at the meeting with respect to the voting matter. Accordingly, abstentions and broker non-votes will not be counted for purposes of determining the number represented and voting with respect to the voting matter.

ELECTION OF DIRECTORS

      In voting for directors of the Company, each shareholder has the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shares are entitled, or to distribute the votes on the same principle among as many candidates as the shareholder chooses. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. For a shareholder to exercise cumulative voting rights, such shareholder must give notice of intent to cumulate votes prior to the vote at the meeting.

      The Company’s Board of Directors presently consists of five directors. The persons who are elected directors will hold office until the next Annual Meeting of Shareholders and thereafter until their successors are elected. Each of the five nominees is currently a director of the Company. The names and principal occupations of the nominees for election as directors, and the respective numbers of shares of voting stock of the Company beneficially owned, directly or indirectly, by each nominee are set forth below.

			Shares Beneficially
		Year First	Owned as of
Name and Principal Occupation	Age	Elected	March 31, 2003		Percent of Class

John J. Cost (3)	68	1971	24,706	(5)	(4)
of Counsel, Irell & Manella LLP, attorneys
Tracy A. Edwards (3)	46	1999	485,000	(6)	5.5%
Chairman, President and Chief Executive Officer
L. James Lawson (1)(2)(3)	47	2000	32,800	(5)	(4)
Partner, Lincoln Partners, investment bankers
Michael R. Parks (1)(2)	40	2000	30,000	(5)	(4)
Chairman and Chief Executive Officer The Revere Group, technology consultants
Mark E. Schwarz (1)(2)	42	2000	414,900	(5)	4.9%
General Partner, Newcastle Partners, L.P.

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of Nominating Committee.

(4)	Less than 1% of the total outstanding shares.

(5)	Includes 22,000 shares with respect to Mr. Cost and 30,000 shares with respect to Messrs. Lawson, Parks and Schwarz issuable pursuant to currently exercisable stock options.

(6)	Includes 424,729 shares issuable pursuant to currently exercisable stock options.

(7)	On February 1, 1999, the Board declared a dividend distribution of one share purchase right (“Right”) for each outstanding share of Common Stock to shareholders of record on February 1, 1999, and with respect to shares of Common Stock issued thereafter until certain events occur. Consequently, each share of Common Stock shown in this table and the tables set forth below includes an attendant Right.

      Mr. Edwards has been Chairman since June 2000 and was appointed President and Chief Executive Officer and a director of the Company in February 1999. From January 1998 until that time, Mr. Edwards was the Executive Vice President of the Company and for more than five years prior to January 1998, Mr. Edwards served as the Company’s Vice President and Chief Financial Officer. Mr. Edwards’ business address is 1960 East Grand Avenue, Suite 560, El Segundo, California 90245.

      Mr. Cost was a partner in the law firm of Irell & Manella LLP, Los Angeles, California, from 1969 through December 1994. Effective January 1, 1995, Mr. Cost retired as a partner of that firm and now acts “of Counsel.” He was elected Secretary in 1987. Irell & Manella LLP provides legal services to the Company. Mr. Cost’s business address is 1800 Avenue of the Stars, Los Angeles, California 90067.

      Since 1996, Mr. Lawson has been a Managing Director and Managing Member of Lincoln Partners, LLC, a privately held investment-banking firm. From 1990 to 1996, Mr. Lawson was an Executive or Managing Director with Peers & Co., an international merchant banking firm, owned by The Long-Term Credit Bank of Japan, Ltd., a Tokyo Stock Exchange company. Lincoln Partners and Peers have provided investment-banking services to the Company. Mr. Lawson presently serves on the board of CLEANPAK International, Inc., a privately held company. Mr. Lawson’s business address is 200 West Madison Street, Suite 2100, Chicago, Illinois 60606.

      Since 1992, Mr. Parks has been Chairman and Chief Executive Officer of The Revere Group, a privately held technology consulting company. Mr. Parks’ business address is 1751 Lake Cook Road, Suite 600, Deerfield, Illinois 60015.

      Since 1993, Mr. Schwarz has served as General Partner, directly or through entities which he controls, of Newcastle Partners, L.P. (“Newcastle”), a private investment firm. As of December 2001, Mr. Schwarz was the Managing Member of Newcastle Capital Group, L.L.C., the general partner of Newcastle Capital Management, L.P., which is the general partner of Newcastle. From 1995 until 1999, Mr. Schwarz was also a Vice President of Sandera Capital Management, L.L.C., a private investment firm associated with the Lamar Hunt Family. From 1993 until 1996, Mr. Schwarz was a securities analyst and portfolio manager for SCM Advisors, L.L.C., an investment advisory firm. Mr. Schwarz is currently Chairman of the Board and Chief Executive Officer of Hallmark Financial Services, Inc., a property-and-casualty insurance holding company. Mr. Schwarz presently serves as a director of SL Industries, Inc., a power supply and power motion products manufacturer; Nashua Corporation, a specialty paper, label and printing supplies manufacturer; Tandycrafts, Inc., a manufacturer of frames and mirrors; Pizza Inn, Inc., a franchisor of and distributor to a chain-wide system of pizza restaurants; and WebFinancial Corporation, a banking and specialty finance company. Mr. Schwarz was a director of Aydin Corporation, a defense electronics manufacturer, from 1998 until its acquisition by L-3 Communications Corporation in 1999. Mr. Schwarz’s business address is c/o Newcastle Partners, 300 Crescent Court, Suite 1110, Dallas, Texas 75201.

      If for any reason one or more of the nominees named above should not be available as a candidate for director, an event that the Board does not anticipate, the persons named in the enclosed proxy will vote for such other candidate or candidates as may be nominated by the Board and discretionary authority to do so is included in the Proxy.

Director Compensation

      During 2002, non-employee directors received no cash compensation for serving on the Board. During June 2002, each non-employee director and Mr. Cost received an option to purchase 10,000 shares of the Company’s common stock for serving on the Board. All such options have an exercise price not less than the closing price of the Company’s common stock on the date of grant. For 2003, the Company is currently evaluating various compensation alternatives for the non-employee directors and Mr. Cost.

      During 2002, Mr. Cost received $40,000 under the directors’ retirement plan, which has been terminated except for vested benefits. Under that plan, Mr. Cost is entitled to receive for his life an annual retirement benefit of $40,000 and his surviving spouse, if any, is entitled to receive benefits for an additional five years. In the event of a change in control, Mr. Cost would be entitled to receive an immediate lump sum payment of the present value of his accrued retirement benefit.

      During 2002, Mr. Cost, a director and the Company’s Secretary, received $23,000 for his services as Secretary.

INFORMATION REGARDING SHAREHOLDERS

Principal Security Holders

      Except as set forth in the following table and as set forth in the table of the nominees for election to directors above, the Company had no knowledge of a single shareholder owning of record or beneficially as of March 31, 2003 more than 5% of the Company’s common stock. As of that date, Cede & Co., a nominee of securities depositories for various segments of the financial industry, held approximately 7,931,000 shares representing 95% of the Company’s outstanding common stock, none of which was owned beneficially by such organization. Based upon reports filed through March 31, 2003 with the Securities and Exchange Commission, the Company believes that the security holders named below beneficially own five percent (5%) or more of the Company’s common stock:

	Amount and Nature of
	Beneficial Ownership	Percent
Name and Address of Beneficial Owner	as of March 31, 2003	of Class

Dimensional Fund Advisors	706,898	8.4%
1299 Ocean Avenue, 11th Floor	(Direct)
Santa Monica, California 90401
Royce & Associates, Inc.	708,500	8.5%
1414 Avenue of the Americas	(Direct)
New York, New York 10019
Warren E. Buffett	451,000	5.4%
1440 Kiewit Plaza	(Direct)
Omaha, Nebraska 68131

Security Ownership of Management

      The following table shows the beneficial ownership of the Company’s common stock of those executive officers of the Company listed in the “Summary Compensation Table” under EXECUTIVE COMPENSATION, who are not directors, as well as the beneficial ownership of common stock of all nominees for directors and executive officers of the Company as a group as of March 31, 2003. Information regarding the stock ownership of director nominees is contained in the prior table under ELECTION OF DIRECTORS.

	Amount and Nature of
	Beneficial Ownership	Percent
Name of Beneficial Owner	as of March 31, 2003	of Class

Russell A. Doll	120,795(2)	1.4%
Senior Vice President	(Direct)
and Chief Financial Officer
Mitchell I. Rosen	6,500(3)	(1)
Vice President and Corporate Controller	(Direct)
Charles S. Troy	90,000(4)	1.1%
Vice President	(Direct)
All directors and executive officers as a group (eight persons)	1,204,701(5)	13.2%

(1)	Less than 1% of the total outstanding shares.

(2)	Includes 108,333 shares issuable pursuant to currently exercisable stock options.

(3)	Includes 4,500 shares issuable pursuant to currently exercisable stock options.

(4)	Includes 85,000 shares issuable pursuant to currently exercisable stock options.

(5)	Includes 734,562 shares issuable pursuant to currently exercisable stock options.

Section 16(a) Reporting Compliance

      Section 16 of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of such reports. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during the year ended December 31, 2002.

EXECUTIVE COMPENSATION

General

      The following table shows all cash compensation and certain other compensation paid to (i) the chief executive officer and (ii) all other executive officers (collectively, the “Named Officers”) for the three years in the period ended December 31, 2002, for services rendered in all capacities to the Company and its subsidiaries:

Summary Compensation Table

					Long-Term
					Compensation

		Annual Compensation			Options
					(Number of
Name and Principal Position	Year	Salary	Bonus(1)	Other(2)	Shares)

Tracy A. Edwards	2002	$315,000	$–0–	$17,451	–0–
Chairman, President and	2001	315,000	78,750	17,413	60,000
Chief Executive Officer	2000	315,000	200,000	17,413	–0–
Russell A. Doll	2002	250,000	25,000	14,700	–0–
Sr. Vice President and	2001	250,000	46,875	14,600	50,000
Chief Financial Officer	2000	244,040	180,000	14,894	–0–
Mitchell I. Rosen	2002	135,000	10,000	7,653	5,000
Vice President and	2001	135,000	27,500	989	15,000
Corporate Controller	2000	4,154	10,000	–0–	–0–
Charles S. Troy	2002	175,000	–0–	9,695	–0–
Vice President	2001	175,000	21,875	9,695	15,000
	2000	175,000	75,000	8,968	–0–

      Certain columns have not been included in this table because the information called for therein is not applicable to the Company or the individuals named above for the periods indicated.

(1)	Includes bonuses accrued and earned for the period although paid in a later period. For example, $35,000 of the executive bonuses earned in 2002 were not paid until February 2003.

(2)	Consists of amounts contributed by the Company on behalf of the named individual under the Company’s Savings and Profit Sharing Plan and Executive Deferred Income and Pension Plan.

Executive Option Grants

      The following table sets forth information with respect to the Named Officers, concerning the grant of options during the twelve month period ended December 31, 2002:

Option Grants in Last Fiscal Year

Potential Realizable
Value of
Assumed Annual
		Percentage of			Rates of
		Total			Stock Price
		Options	Exercise		Appreciation for
		Granted to	Price		Option Term(3)
	Options	Employees in	Per	Expiration
Name	Grants(1)	Fiscal 2002	Share(2)	Date	5%	10%

Mitchell I. Rosen	5,000	6%	$2.00	6/30/07	$2,763	$6,105

(1)	Options granted are exercisable in cumulative installments commencing one year from date of grant, with full vesting on the fourth anniversary date. Vesting may be accelerated in certain events relating to the change of the Company’s ownership or certain corporate transactions.

(2)	Stock options have an exercise price not less than the closing price of the Company’s common stock on the date of grant.

(3)	Reported net of the option exercise price. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall stock conditions, as well as the option holders’ continued employment through the vesting period. The amounts reflected in this table may not be indicative of the value that will actually be achieved or realized.

Options Exercises and Holdings

      The following table sets forth information with respect to the Named Officers, concerning the grant of options during the twelve month period ended December 31, 2002 and unexercised options held as of December 31, 2002:

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year End Option Values

		Value	Number of		Value of
		Realized	Unexercised Options at		Unexercised Options at
	Shares	(market price	December 31, 2002		December 31, 2002(1)
	Acquired	at exercise less
Name	On Exercise	exercise price)	Exercisable	Unexercisable	Exercisable	Unexercisable

Tracy A. Edwards	–0–	$–0–	284,729	160,000	$–0–	$–0–
Russell A. Doll	–0–	–0–	61,667	63,333	–0–	–0–
Mitchell I. Rosen	–0–	–0–	1,500	18,500	–0–	–0–
Charles S. Troy	–0–	–0–	50,000	40,000	–0–	–0–

(1)	Based upon the closing price on the American Stock Exchange on that date ($1.60).

Employment Agreements

      In February 1999, the Company entered into an employment agreement with Mr. Edwards, the Company’s President and Chief Executive Officer. This agreement provides for an annual salary of $315,000 plus a bonus dependent upon the Company achieving performance goals to be established from time to time by the Company’s Compensation Committee. The agreement also provides that Mr. Edwards would receive an amount equal to two times his annual salary in the event he no longer serves as President and Chief Executive Officer and such termination is by the Company without cause or by Mr. Edwards if there has occurred a material change in his duties, a reduction in his compensation or a “change in control” (as defined below) of the Company. Under such circumstances, Mr. Edwards would also receive payments under his severance agreement described below.

      The Company has severance agreements with certain of its executive officers. Severance agreements currently in effect are with Messrs. Edwards, Doll and Troy. Each of these agreements provides, in essence, that should there be a “change in control” (as defined) and the officer’s employment is terminated either (i) involuntarily, without just cause, or (ii) voluntarily, if the officer has determined in good faith that his duties have been altered in a material respect or there has been a reduction in his compensation or employee benefits, then upon termination, the officer would be entitled to receive a severance payment. A “change in control” of the Company is generally defined as (i) any consolidation or merger of the Company, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have at least seventy-five percent (75%) ownership of the voting capital stock of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, (iii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, (iv) any person shall become the beneficial owner of thirty percent (30%) or more of the Company’s outstanding common stock, or (v) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason (except death) to constitute a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

      Mr. Edwards’ severance agreement entered into in April 1993 provides that if he is terminated under circumstances giving rise to a severance payment, the amount of such payment would be 295% of the “base amount” (generally equivalent to the highest twelve months compensation during such person’s last three years prior to termination). In addition, under his severance agreement and employment agreement the Company agrees to pay Mr. Edwards the amount of any excise tax on the payment of any amount which constitutes an “excess parachute payment” under Section 4999 of the Internal Revenue Code of 1986. The severance agreements with Messrs. Doll and Troy entered into in April 1998 and March 1998, respectively, provide that if they are terminated under circumstances giving rise to a severance payment, the amount of such payment would be the lesser of 150% of their “base amount” and the maximum amount payable that would not constitute an “excess parachute payment.” In June 1999, Mr. Doll entered into a second severance agreement having substantially the same terms except the payment calculation would be 145% of the base amount.

      The Company has entered into Indemnity Agreements with all directors and all executive officers of the Company after having received shareholder approval at the Company’s 1986 Annual Meeting. The Indemnity Agreements provide for indemnification of directors and officers in cases where indemnification might not otherwise have been available.

COMPENSATION STRUCTURE AND COMMITTEE RESPONSIBILITIES

      The Company compensates its executive officers with two basic forms of compensation: cash (salary and incentive bonus) and stock options. For many years, the Company has had a Compensation Committee, the duties of which are to determine the overall compensation policy for the Company’s executive officers, including specifically fixing the compensation of the chief executive officer. For fiscal 2002, the Company’s Compensation Committee consisted of Messrs. Lawson, Parks and Schwarz.

      The following report is submitted by the Compensation Committee as it relates to both cash compensation of, and stock options granted to executive officers of the Company. This report is not deemed “filed” with the Securities and Exchange Commission and is therefore not intended to be incorporated by reference in any other document filed by the Company with the Commission.

REPORT OF THE COMPENSATION COMMITTEE

      The Company’s compensation philosophy is based upon the belief that the Company’s success is the result of the coordinated efforts of all employees working towards common objectives. Its executive officer compensation program is composed of base salary, annual incentive cash bonuses and long-term incentive compensation in the form of stock options.

Base Salary

      The Committee attempts to set the base salary levels competitively with those paid to executives of comparable companies in major metropolitan regions. In determining salaries, the Committee also takes into account individual experience and performance, past salary history and specific issues particular to the Company.

Annual Incentive Bonus

      For many years, the Company’s executive incentive bonus program was based upon the return on shareholders’ equity and awarded incentive bonuses in accordance with such programs. For each period, no incentive bonus would be earned unless the Company’s earnings exceeded a predetermined percentage minimum return on shareholders’ equity as at the beginning of the period. If that minimum return was achieved, each executive officer (including the Chief Executive Officer) earned a bonus based upon the extent to which the Company’s actual earnings exceeded the minimum return on shareholders’ equity. There was no predetermined formula program for determining executive bonuses for fiscal 2000 due to the complete restructuring program undertaken during the year with respect to the Company’s primary business. Special cash bonuses aggregating $455,000 were awarded for 2000 to

Messrs. Edwards, Doll, and Troy for their efforts in restructuring the Company. For fiscal 2001 and 2002, the Committee reinstituted an executive bonus program based upon the achievement of predetermined financial targets and discretionary factors. The financial criteria for awarding bonuses were not reached in either fiscal 2001 or 2002. In 2001, discretionary bonuses aggregating $175,000 were approved for the chief executive officer and three other executive officers in recognition of their efforts in advancing the Company’s strategic initiatives. Discretionary bonuses were approved for two executive officers aggregating $35,000 in recognition of their efforts on specific initiatives during fiscal 2002.

Long-Term Incentive Program

      Currently, the Company’s long-term incentive program consists of the award of stock options to executive officers and other key employees at current market prices. The grant of options with exercise prices at prevailing market prices is designed to align executive compensation and shareholder long-term interests by creating a direct link between long-term executive compensation and shareholder return as evidenced by increased stock market value.

      The Compensation Committee’s current policy is to award stock options to executive officers and other key employees. Exercise prices are generally established equal to the fair market value of Bell’s common stock on the date of grant. Options are usually for a term of five (5) or ten (10) years and become vested over a period of three (3) or four (4) years dependent upon continued employment. The number of stock options granted to executive officers is based upon an evaluation of the particular officer’s deemed ability to influence the long-term growth and profitability of the Company. Stock options covering 140,000 shares were granted to four executive officers in January 2001. Mr. Rosen was granted stock options covering 5,000 shares in June 2002.

Chief Executive Officer’s Compensation

      On February 1, 1999, Mr. Edwards became President and Chief Executive Officer of the Company. His employment arrangements have been previously described. Salary for the Chief Executive Officer is based upon numerous factors, the most prominent being his duties and responsibilities, salaries earned by chief executive officers of comparable companies, the individual’s past salary history, and the complexity of the Company’s business during his term. Annual incentive bonus is based on the achievement of operating and/or financial goals and other agreed criteria. While agreed operating objectives were met in 2002, in view of the Company’s overall financial performance, Mr. Edwards did not receive a cash bonus for fiscal 2002.

Submitted By:	Michael R. Parks (Chairman),

L. James Lawson and Mark E. Schwarz.

OTHER COMPENSATION

Savings and Profit Sharing Plan

      The Company established the Bell Industries’ Employees’ Savings and Profit Sharing Plan (the “PSP”) in 1973 under which both employees and the Company may make contributions. The PSP will continue until terminated by the Board. The Board determines the Company’s contribution to the PSP in its discretion. For the fiscal year ended December 31, 2002, the Company contributed $112,000 to the PSP.

Executive Deferred Income and Pension Plan

      In July 1993, the Company adopted an Executive Deferred Income and Pension Plan (the “EDP”). Under the EDP, as amended, each officer and such other highly compensated employees as the Board of Directors may designate are eligible to participate. Each participant may elect a percentage (not more than 10%) of his salary that he wishes to defer. Such deferred sums are assigned to employee designated investment options, which are funded through Company-owned life insurance policies. The Plan provides for a Company matching contribution in an amount equal to 50% of a participant’s chosen deferral. The maximum annual Company matching contribution per participant is limited to the lesser of 50% of the deferred amount or $20,000.

      Upon retirement or other termination of employment after reaching age 62, a participant is entitled to receive a benefit equal to the balance of their deferred salary plus accrued interest and any matching funds contributed by the Company plus accrued interest.

      If a participant voluntarily resigns without the approval of the Board, the participant is entitled to receive the balance of their deferred salary plus accrued interest and the vested percentage of matching funds contributed by the Company plus accrued interest. The vesting is based on years of service with a participant becoming fully vested after 12 years. If a participant voluntarily resigns with the approval of the Board, or is terminated without cause, or within two years after a “change in control”, the participant is entitled to the balance of their deferred salary plus accrued interest and any matching funds contributed by the Company plus accrued interest as of the date of termination. If a participant is terminated for cause prior to reaching age 62, the participant is entitled to receive only the balance of their deferred salary plus accrued interest. In the event of an unforeseen emergency, a participant may withdraw an amount up to the balance of their deferred salary plus accrued interest, subject to approval by the Board. If a participant dies or becomes permanently disabled while employed, the participant’s beneficiary is entitled to receive the balance of the deferred salary plus accrued interest and any matching funds contributed by the Company plus accrued interest as of the date of death or permanent disability.

      Generally, a participant or their beneficiary, if applicable, may elect to have their benefit paid in a lump sum or paid in approximately equal annual installments over a period of 5 or 10 years.

PERFORMANCE GRAPH

      The following graph compares the percentage change in the cumulative total shareholder return on our common stock against the American Stock Exchange Market Index (the “AMEX Market Index”), and a peer group index. The graph assumes that $100 was invested on December 31, 1997 in each of our common stock, the Amex Market Index, and the Peer Group and assumes reinvestment of dividends.

	1997	1998	1999	2000	2001	2002

Bell Industries, Inc.	100.00	82.73	154.48	51.93	45.07	33.23
Peer Group(A)	100.00	57.78	125.74	33.19	28.33	21.51
Amex Market Index(B)	100.00	98.64	122.98	121.47	115.87	111.25

(A)	The Peer Group consists of the following computer technology solution companies:

AlphaNet Solutions, Inc.	Manchester Equipment Co., Inc.
En Pointe Technologies, Inc.	Micros-to-Mainframes, Inc.
Halifax Corporation	Sento Corporation

The Peer Group reflects the Company’s principal business following the sale of its Electronics Distribution Group to Arrow Electronics, Inc., in January 1999.

(B)	Since March 13, 2000, the Company’s common stock has traded on the American Stock Exchange. Prior to this date, it traded on the New York Stock Exchange.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

      The Board held six meetings during calendar 2002. Each director attended at least 80% of Board meetings and the committees on which he served.

      The Board also has standing committees: an Audit Committee, a Compensation Committee, and a Nominating Committee. The Company does not currently have an acting Executive Committee. The report of the Audit Committee is set forth below. The Compensation Committee was composed of Messrs. Lawson, Parks and Schwarz and during calendar 2002 held two meetings. Its function is to fix the compensation of the chief executive officer and approve the policy for compensating other key executives and to administer various benefit plans, including the stock option plans, in which officers and employees may participate. Messrs. Cost, Edwards and Lawson are members of the Nominating Committee. The Nominating Committee held no meetings during calendar 2002. Its function is to recommend individuals to be members of the Board. The Nominating Committee does not consider individuals recommended by Shareholders.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board reviews the financial reporting process, the system of internal controls, the audit process and the process for monitoring compliance with laws and regulations. Each of its members is an “independent director” as defined in the American Stock Exchange Listing Standards. During 2000, the Board adopted a written charter for its Audit Committee. The Audit Committee met four times during 2002.

      The Audit Committee has reviewed the Company’s audited consolidated financial statements and discussed these statements with management. It has also discussed with PricewaterhouseCoopers LLP, the Company’s independent accountants during the 2002 fiscal year, the matters required to be covered by Statement of Auditing Standards No. 61 (Communication with Audit Committee). The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence. Based on such review and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and be filed with the US Securities and Exchange Commission.

     Audit Fees

      PricewaterhouseCoopers LLP has billed the Company aggregate fees of $175,000 for services rendered for the audit of the Company’s consolidated financial statements for the year ended December 31, 2002 and for the reviews of the Company’s consolidated interim financial statements included in its Forms 10-Q.

     Financial Information System Design and Implementation Fees

      During 2002, PricewaterhouseCoopers LLP rendered no professional services to the Company in connection with the design and implementation of financial information systems.

     All Other Fees

      During 2002, PricewaterhouseCoopers LLP billed the Company approximately $34,000 for tax and other services. The Audit Committee reviewed the scope of these services and concluded that such services did not detract from maintaining PricewaterhouseCoopers LLP’s independence.

      This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Act.

Submitted By:	Mark E. Schwarz (Chairman),

L. James Lawson and Michael R. Parks

ANNUAL REPORT ON FORM 10-K

      The Company will provide, without charge, a copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2002 upon the written request of any shareholder. This request should be directed to Mr. Russell A. Doll, Senior Vice President and Chief Financial Officer, Bell Industries, Inc., 1960 Grand Avenue, Suite 560, El Segundo, California 90245.

SHAREHOLDER PROPOSALS

      If a shareholder wishes to have a proposal printed in the Proxy Statement to be used in connection with the Company’s next Annual Meeting of Shareholders, tentatively scheduled for May 26, 2004, such a proposal must be received by the Company at its Corporate Office prior to December 31, 2003.

MISCELLANEOUS

      PricewaterhouseCoopers LLP has been the Company’s independent accountants for a number of years and has been selected to continue in such capacity for the current fiscal year. It is anticipated that a representative from PricewaterhouseCoopers LLP will attend the Annual Meeting of Shareholders, will be available to answer questions, and will be afforded the opportunity to make any statements the representative desires to make.

      The Board knows of no other matters that are likely to come before the meeting. If any such matters should properly come before the meeting, however, it is intended that the persons named in the accompanying form of proxy will vote such proxy in accordance with their best judgment on such matters. The Company’s Bylaws require that, for other business to be properly brought before an annual meeting by a shareholder, the Company must have received written notice thereof not less than 60 nor more than 90 days prior to the annual meeting (or, if less than 70 days notice or other public disclosure of the date of the annual meeting is given, not later than 10 days after the earlier of the date notice was mailed or public disclosure of the date was made). The notice must set forth (a) a brief description of the business proposed to be brought before the annual meeting, (b) the shareholder’s name and address, (c) the number of shares beneficially owned by such shareholder as of the date of the shareholder’s notice, and (d) any financial interest of such shareholder in the proposal. Similar information is required with respect to any other shareholder, known by the shareholder giving notice, supporting the proposal. Further, if the proposal includes the nomination of a person to become a director which person was not set forth in a proxy statement submitted to all shareholders pursuant to the federal proxy rules, such proposal shall contain all the information specified by such rules.

By Order of the Board of Directors

John J. Cost
Secretary

April 18, 2003

Proxy — BELL INDUSTRIES, INC

1960 East Grand Avenue
El Segundo, California 90245-4608
Proxy Solicited by Board of Directors for Annual Meeting — May 28, 2003

The undersigned hereby appoints Tracy A. Edwards and John J. Cost and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated below, all the shares of common stock of Bell Industries, Inc. held of record by the undersigned on April 14, 2003, at the Annual Meeting of Shareholders to be held on May 28, 2003 or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted for the election of all nominees as directors.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)

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☐	Mark this box with an X if you have made changes to your name or Address details above.
Annual Meeting Proxy Card

A Election of Directors
The Board of Directors recommends a vote FOR the election as Directors of the nominees listed below

	For	Withhold		For	Withhold
01 - J. Cost	☐	☐	04 - M. Parks	☐	☐

02 - T. Edwards	☐	☐	05 - M. Schwarz	☐	☐

03 - J. Lawson	☐	☐

B Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE	000000	+